Exhibit 10.2

2008 CASUAL MALE RETAIL GROUP, INC.

LONG-TERM INCENTIVE PLAN

Section 1. Establishment and Purpose

Casual Male Retail Group, Inc. (the “Company”) hereby establishes a long-term incentive plan to be named the 2008 Casual Male Retail Group, Inc. Long-Term Incentive Plan (the “Plan”), for the purpose of supporting the Company’s ongoing efforts to attract, retain and develop exceptional talent and enable the Company to provide incentives directly linked to the Company’s short and long-term objectives and increases in shareholder value.

Section 2. Definitions

When used herein, the following capitalized terms shall have the meanings assigned to them, unless the context clearly indicates otherwise. Capitalized terms used herein and not defined shall have the meanings assigned to them in the Company’s 2006 Incentive Compensation Plan (the “Incentive Compensation Plan”).

(a)	Award means an award under the Plan that is payable in the form of Cash, Options and/or Restricted Stock pursuant to the terms and conditions set forth in this Plan.

(b)	Award Payment Choice means the form of payment of an Award that a Participant selects in accordance with the terms hereof.

(c)	Black-Scholes Valuation means, with respect to an Option, the value of such Option as of the date of the valuation calculated utilizing the same formula and assumptions as the Company utilized for the purpose of valuing outstanding options in its most recently (meaning at the time of the valuation) prepared audited annual financial statement.

(d)	Cash means U.S. dollars.

(e)	Commission means the United States Securities and Exchange Commission or any successor agency.

(f)	EBITDA means, for the relevant fiscal year, the Company’s operating income (income from continuing operations) determined in accordance with generally accepted accounting principles in the United States, before interest, taxes, depreciation and amortization, all as determined by reference to the Company’s audited financial statements for such fiscal year. For purposes of the Plan, EBITDA shall include only those Company operations that existed at the time the Metrics are determined for any fiscal year. If the Company acquires another business during the fiscal year after the Metrics are determined by the Committee for such fiscal year, EBITDA generated from that business shall be excluded for purposes of determining the Award for that fiscal year.

(g)	Grant Date means each date on which the Committee grants Awards under the Plan for a fiscal year (which date shall occur after the Committee has reviewed the audited financial statements for the Company’s fiscal year for which the Award is being made and determined the amount of each Participant’s Award and normally is expected to be within 90 days after the end of each fiscal year.

(h)	Incentive Compensation Plan means the Company’s 2006 Incentive Compensation Plan, as the same may hereinafter be amended from time to time.

(i)	Interest means the U.S. Prime Rate as reported in the Wall Street Journal on the Grant Date.

(j)	Irrevocable Election Agreement means the written agreement, substantially in the form of Exhibit A, between the Company and a Participant, which, together with the Plan, governs the Participant’s rights to payment of an Award (adjusted for interest and dividends, as applicable) under the Plan.

(k)	Metric and Metrics means EBITDA and Operating Margin Percent.

(l)	Minimum Threshold means minimum achievement of a Metric in order for an Award to be made. For fiscal year 2008, the Minimum Threshold is 70%. For fiscal years after 2008, the Minimum Threshold will be 80%.

(m)	Operating Margin Percent means, for the relevant fiscal year, a fraction, the numerator of which shall be the Company’s Operating Income (income from continuing operations before interest and taxes) for such fiscal year and the denominator of which shall be the Company’s Sales for such fiscal year, determined in accordance with generally accepted accounting principles in the United States by reference to the Company’s audited financial statements for such fiscal year. For purposes of the Plan, Operating Margin Percent shall include only those Company operations that existed at the time the Metrics are determined for any fiscal year. If the Company acquires another business during the fiscal year after the Metrics are determined by the Committee for such fiscal year, Operating Margin Percent generated from that business shall be excluded for purposes of determining the Award for that fiscal year.

(n)	Plan means this 2008 Casual Male Retail Group, Inc. Long-Term Incentive Plan.

(o)	Separation from Service means the voluntary or involuntary severing of employment from the Company for any reason other than the Participant’s death or Disability, determined in a manner consistent with the requirements of Section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations and other guidance issued thereunder.

(p)	Target Cash Value means the amount in US Dollars determined by: multiplying a Participant’s combined actual annual base salary (which is the blend of salary plus any salary adjustments made during the course of the relevant fiscal year) by the long-term incentive program percentage designated in such Participant’s executed Employment Agreement with the Company (or the percentage as otherwise designated in the Company’s records).

(q)	Treasury Regulations means the regulations promulgated by the United States Treasury Department with respect to the Code, as amended from time to time.

Section 3. Establishment of Fiscal Year Target and Awards

Within 90 days after the start of each fiscal year of the Company, the Compensation Committee of the Board of Directors (the “Committee”) will determine the target for each Metric for such fiscal year under the Plan. Each Metric will have equal weight in determining the Award. Upon receiving the Company’s year-end audited financial statements for such fiscal year, the Committee will calculate the amount of the Award for each Participant by first calculating the portion of the Award attributable to each Metric and then adding together those results. To do so, the Committee will first determine such Participant’s Target Cash Value and multiply it by the percentage of target actually achieved for each Metric (as set forth in this Section 3) and multiply the result by 50% (consistent with the fact that each Metric is valued at 50% of an Award). In determining a Participant’s Award, the Committee shall review the Company’s audited financial results and determine whether the Minimum Threshold of each Metric was achieved. Those products will then be added together to determine the Award. Stated another way, the formula for an Award for a Participant is the sum of two products, each of which is the percent of the target achieved for a Metric multiplied by the Target Cash Value multiplied by 50%. If the actual achievement of either Metric is less than the Minimum Threshold of the target, then there shall be no Target Cash Value attributable to such Metric. In addition, the actual achievement of either Metric shall be capped at 150% of such Metric’s target. For example (using a Minimum Threshold of 80%):

(a) if EBITDA and the Operating Margin Percent are both less than 80% of their respective target, then no Award shall be made for such fiscal year;

(b) if EBITDA is 75% of its target and the Operating Margin Percent is 90% of its target, and a Participant has a Target Cash Value of $70,000 (based on a salary of $100,000 and a Plan participation percentage of 70%), then the Award would be valued at $31,500 ($0 for EBITDA Metric) + (90% X $70,000 X 50%)

(c) if EBITDA is 100% of its target and the Operating Margin Percent is 100% of its target, and a Participant has a Target Cash Value of $70,000 (based on a salary of $100,000 and a Plan participation percentage of 70%), then the Award would be valued at $70,000 (100% X $70,000 X 50%) + (100% X $70,000 X 50%); and

(d) if EBITDA is 180% of its target and the Operating Margin Percent is 125% of its target, and a Participant has a Target Cash Value of $70,000 (based on a salary of $100,000 and a Plan participation percentage of 70%), then the Award would be valued at $96,250 (150% (cap) X $70,000 X 50%) + (125% X $70,000 X 50%).

If a Participant was not employed by the Company for all of a fiscal year, the Award to such Participant shall be calculated using a pro rata portion of such Participant’s Target Cash Value, such pro rata portion to be determined by dividing the total number of calendar days elapsed during such fiscal year in which such Participant was actually employed by the Company by the total number of calendar days in such fiscal year.

Section 4. Validity; Irrevocable Election

A Participant shall elect to receive his or her Award for a given fiscal year by filing an Irrevocable Election Agreement, substantially in the form of Exhibit A attached hereto with the Company by no later than six (6) months before the close of the fiscal year in which the Award is to be earned. To be effective, a fully executed Irrevocable Election Agreement must be submitted by the Participant to the Company’s Human Resources Department, with a copy to its General Counsel, prior to the deadline and shall thereafter be irrevocable and non-modifiable. A Participant who does not, for any reason, file an Irrevocable Election Agreement with the Company on a timely basis shall be deemed to have elected to have his or her entire Award paid in Cash. Each Award election shall remain in full force and effect for the three installment periods referred to below in Section 5.

Section 5. Election; Award Determination; and Distribution

A Participant shall select in his or her Irrevocable Election Agreement for a fiscal year the portion of any Award for such fiscal year that will be payable in Cash, Restricted Stock or Options. For the purpose of dividing an Award into the applicable Award Payment Choice, Options shall be valued at their Black-Scholes Value on the Grant Date of the Award and each Share of Restricted Stock shall be valued at its Fair Market Value on the Grant Date of the Award.

In the first year of the Plan (fiscal year 2008), Awards will vest 1/3 immediately upon the Grant Date (which will occur after the audited financial statements are available in 2009 – and is expected to be no later than 90 days after the close of the 2008 fiscal year) and 1/3 on each of the first and second anniversaries of the Grant Date. Thereafter, Awards will vest in three equal increments on the first, second and third anniversaries of the Grant Date of the Award. For example, if the Committee determines that Participants are entitled to make elections for the 2009 fiscal year, and grants the Awards on April 1, 2010 the Awards will vest in three equal installments on April 1, 2011, April 1, 2012 and April 1, 2013, respectively.

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If a Participant elects Cash, the Company shall include Interest on any unpaid installment of the Award from the Grant Date of the Award until payment of such installment, and payment of each installment (and Interest thereon) shall be made at a time determined by the Company that is within 30 days after the date on which the right to the installment vests.

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If a Participant elects Restricted Stock, the total number of the Shares to be issued as Restricted Stock will be determined on the Grant Date based upon the Fair Market Value of a Share on the Grant Date. The Participant may make an election under Section 83(b) of the Code on any portion of the Restricted Stock Award within 30 days after the date on which the Restricted Stock is transferred to the Participant and the Company shall retain the undistributed shares as custodian for the

Participant, with the Shares subject to forfeiture due to Separation from Service. Until the Shares vest, the number of Shares is subject to adjustment pursuant to Section 6 (d) (iv) and Section 10 (c) of the Incentive Compensation Plan. The grant of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement, in such form as shall be approved by the Committee.

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If a Participant elects Options, the total number of Options to be issued will be determined and granted as of the Grant Date using the Black-Scholes valuation method based on the Fair Market Value of a Share on the Grant Date. Until the Options vest, the number of Options is subject to adjustment pursuant to Section 10 (c) of the Incentive Compensation Plan. The grant of an Option shall be evidenced by a Non-Qualified Stock Option Agreement, in such form as shall be approved by the Committee.

Except in the event of a Change in Control, all unpaid Cash, unvested Restricted Stock and unvested Options to which a Participant would otherwise be entitled shall be forfeited immediately upon the Participant’s Separation from Service.

Awards made hereunder are being made pursuant to the Incentive Compensation Plan. In the event that, at the time an Award is granted, the Company does not have a sufficient number of shares remaining unissued under the Incentive Compensation Plan to issue such Award in Restricted Stock and/or Options, then, regardless of the election made by a Participant, such Award shall be paid in Cash to the extent of such insufficiency.

Section 6. Change in Control.

If and to the extent that it would not violate the requirements of Section 409A of the Code, in the event of a Change in Control prior to a Participant’s Separation from Service, the full value of the Participant’s Award (including any remaining cash installments (and Interest thereon) that otherwise would have been payable to the Participant), shall immediately vest and be distributed as a lump sum to the Participant, as soon as practicable following the Change in Control.

Section 7. No Acceleration of Benefits

In no event shall the acceleration of the time or schedule of any payment under the Plan be permitted, except to the extent permitted under Section 409A of the Code and the Treasury Regulations and other applicable guidance issued thereunder.

Section 8. Amendment and Termination

This Plan may be amended or terminated in any respect at any time by the Committee; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefits that accrue and are vested before the adoption of such amendment or termination. If and to the extent permitted without violating the requirements of Section

409A of the Code, the Committee may require that the Awards of all Participants (including, without limitation, any remaining benefits payable to Participants receiving distributions in installments at the time of the termination) be distributed as soon as practicable after such termination, notwithstanding any elections by Participants with regard to the timing or form in which their benefits are to be paid. If and to the extent that the Committee does not accelerate the timing of distributions on account of the termination of the Plan pursuant to the preceding sentence, payment of any remaining benefits under the Plan shall be made at the same times and in the same manner as such distributions would have been made based upon the most recent elections made by Participants, and the terms of the Plan, as in effect at the time the Plan is terminated.

Section 9. Unfunded Obligation

The obligations of the Company to pay any benefits under the Plan shall be unfunded and unsecured, and any payments under the Plan shall be made from the general assets of the Company. Participants’ rights under the Plan are not assignable or transferable except to the extent that such assignment or transfer is permitted under the terms of the Incentive Compensation Plan.

Section 10. Withholding

The Participants and personal representatives shall bear any and all federal, state, local or other taxes imposed on benefits under the Plan. The Company may deduct from any distributions under the Plan the amount of any taxes required to be withheld from such distribution by any federal, state or local government, and may deduct from any compensation or other amounts payable to the Participant the amount of any taxes required to be withheld with respect to any other amounts under the Plan by any federal, state or local government.

Section 11 Applicable Law

This Plan shall be construed and enforced in accordance with the laws of the State of Delaware, except to the extent superseded by federal law.

Section 12. Administration and Interpretation

The Plan will be administered by the Committee. The Committee will have broad authority to determine target Metrics, select performance objectives, adopt rules and regulations relating to the Plan and make decisions and interpretations regarding the provisions of the Plan. Benefits due and owing to a Participant under the Plan shall be paid when due without any requirement that a claim for benefits be filed. However, any Participant who has not received the benefits to which Participant believes himself or herself entitled may file a written claim with the Committee, who shall act on the claim within thirty days. Any decisions or interpretations by the Committee relating to benefits under the Plan shall be binding and conclusive on all affected parties.

Section 13. Code Section 409A

It is intended that the Awards granted pursuant to this Plan be exempt from Section 409A of the Code (“Section 409A”) because it is believed (i) the Awards payable in cash should qualify for the short-term deferral exception contained in Treasury Regulation §1.409A-1(a)(4), (ii) any Options granted pursuant to the Plan will have an exercise price that may never be less than the Fair Market Value of a Share on the Grant Date and the other requirements for the exemption of such options under Treasury Regulation §1.409A-1(a)(5)(i)(A) should be met; and (iii) any Shares of Restricted Stock granted under the Plan should be exempt as an award of restricted property pursuant to Treasury Regulation §1.409A-1(a)(6). The provisions of the Plan shall be interpreted in a manner consistent with that intent.

The Committee, in its sole discretion, and without the consent of any Participant or Beneficiary, may amend the provisions of this Plan to the extent that the Committee determines that such amendment is necessary or appropriate in order for the Awards made pursuant to the Plan to be exempt from the requirements of Section 409A, or if and to that the Committee determines that Awards are not so exempt, to amend the Plan (and any agreements relating to any Awards) in such manner as the Committee determines shall deem necessary or appropriate to comply with the requirements of Section 409A.

Notwithstanding the foregoing, the Company does not make any representation to any Participant or Beneficiary that the Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless any Participant or Beneficiary for any tax, additional tax, interest or penalties that the Participant or Beneficiary may incur in the event that any provision of the Plan or any Award agreement, or any amendment or any modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

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EXHIBIT A

2008 CASUAL MALE RETAIL GROUP, INC.

LONG-TERM INCENTIVE PLAN AWARD

IRREVOCABLE ELECTION AGREEMENT

TO:     Sr. V.P. Human Resources (cc: General Counsel):

I,                                                      , hereby elect to receive my 2008 Casual Male Retail Group, Inc. Long-Term Incentive Plan (the “Plan”) Award (as defined in the Plan) as follows:

Award Payment Choices	1st Installment		2nd Installment		3rd Installment
Cash		%		%		%

CMRG Restricted Stock		%		%		%

CMRG Stock Options		%		%		%

Total:	100%		100%		100%

[NOTE: Payments will vest in three (3) equal installments. You have the opportunity to decide the Award Payment Choice(s): cash, CMRG restricted stock or CMRG stock options for each equal installment. Your selected option(s) for any given year must equal 100%.]

I understand and acknowledge that this election is irrevocable and will remain in effect up through the third and final installment.

I understand and acknowledge that I must be employed on the dates each portion of the Award vests in order to qualify for payment of that installment.

I understand and acknowledge that if there is any conflict between this form or any part of it and the Plan, the provisions of the Plan shall govern.

I have hereunto set my hand and seal this          day of                     , 2008.

(Signature)

(Printed name)